SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):      July 29, 2008

Coach, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-16153	52-2242751
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
516 West 34th Street, New York, NY 10001
(Address of principal executive offices) (Zip Code)

(212) 594-1850
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02: Results of Operations and Financial Condition.

On July 29, 2008, Coach, Inc. (the “Company”) issued a press release (the “Press Release”) in which the Company announced its financial results for its fiscal quarter and fiscal year ended June 28, 2008.  All information in the press release is being furnished to the Securities and Exchange Commission and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to liability under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

The attached press release includes the following Non-GAAP financial information:

  Earnings per share, net income, operating income, and selling, general and administrative expenses have been presented both including and excluding several one-time items, including tax adjustments related primarily to the favorable settlement of a tax return examination and creation of a charitable foundation. These items decreased the Company’s taxes and increased interest income and expenses (and accordingly earnings per share and net income).
  Net sales and net income for Coach as a whole, as well as sales for Coach Japan, have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars for the quarter and compared to the same period in the prior fiscal year.

The Company believes that it is appropriate to present this supplemental information, for the following reasons:

  Presenting information as described above will allow investors to better understand the Company’s ongoing operating and financial results and how such results compare with the Company’s prior guidance.
  Presenting net income, consolidated sales and Japan sales all including and excluding currency fluctuation effects will help investors and analysts to understand the effect on these valuable performance measures of significant year-over-year currency fluctuations.

Item 9.01:  Financial Statements and Exhibits.

(c)  Exhibits.  The following exhibit is being furnished herewith:

99.1                      Text of Press Release, dated July 29, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	July 31, 2008

COACH, INC.

		By:	/s/ Todd Kahn
Todd Kahn
Senior Vice President, General Counsel
and Secretary

EXHIBIT INDEX

99.1              Text of Press Release, dated July 29, 2008